For Immediate Release: October 22, 2003


KING POWER INTERNATIONAL GROUP CO., LTD ANNOUNCES THAT THE FINAL JUDGMENT AND ORDER ENTERED ON SEPTEMBER 16, 2003 HAS BECOME FINAL

Bangkok, Thailand - King Power International Group Co., Ltd. ("KPG" or the "Company") today announced that the Final Judgment and Order of Dismissal with Prejudice (the "Final Judgment and Order") entered by the Clark County District Court, Nevada, on September 16, 2003 in connection with the settlement (the "Settlement") of the consolidated stockholder lawsuits against KPG and its directors became final upon the expiration of a 30 day period for appeal and an additional three day period. The Final Judgment and Order in the consolidated stockholder lawsuits, Pennsylvania Avenue Partners, LLC, On Behalf of Themselves and All Others Similarly Situated vs. King Power International Group Co., Ltd., et al., Case No. A455306, was entered pursuant to a stipulation of settlement dated May 16, 2003. Such Final Judgment and Order is required to become final as a condition to the consummation of the merger (the "Merger") under the Agreement and Plan of Merger, dated October 29, 2001, as amended and restated on May 16, 2003, between KPG and KP (Thailand) Company Limited.

KPG and KP (Thailand) Company Limited intend that the Merger will be consummated after the close of trading on October 29, 2003, and that the last day for trading of KPG's common shares on the American Stock Exchange will be October 29, 2003. Under the terms of the Agreement and Plan of Merger, upon consummation of the Merger, each non-affiliated share of KPG will be cancelled and converted into the right to receive the merger consideration of U.S.$3.27. In addition, under the Settlement and upon the consummation of the Merger, KPG expects that approximately U.S.$0.50 per common share, excluding any income earned by the settlement fund, taxes on such income and tax-related expenses, which have not been ascertained at this time, would be available for distribution to the settlement class members.

As soon as practicable after the consummation of the Merger, KPG will, through its exchange agent, send written instructions to stockholders regarding the exchange of common shares and the return of stock certificates for the merger consideration of U.S.$3.27. Under the terms of the Settlement, a claims administrator will be responsible for contacting stockholders separately in relation to the distribution of the Settlement amount.

Note: news releases and other information on King Power Group can be accessed at www.kingpower.com and www.kingpowerinternational.com on the internet.

The above information contains certain forward-looking statements and information relating to the Company that its based on the beliefs of the Company or management as well as assumptions made by and information currently available to the Company or management. When used in this document, the words
"anticipate," "believe," "estimate," "expect," and "intend" and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company regarding future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties noted. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, the impact of competitive services and pricing, and general economic risks and uncertainties.